Exhibit 10.4

DIRECTOR RESTRICTED STOCK UNIT AGREEMENT

THIS DIRECTOR RESTRICTED STOCK UNIT AGREEMENT (“Agreement”) is made effective as of the grant date set forth below by and between SYNOVUS FINANCIAL CORP., a Georgia corporation (the “Corporation”), and                                      (“Director”).

WHEREAS, Director has been awarded Restricted Stock Units (“RSUs”) under the Corporation’s 2013 Omnibus Plan (“Plan”).

NOW, THEREFORE, in accordance with the provisions of the Plan and this Agreement, Director hereby agrees to the following terms and conditions:

1.	Grant of RSUs

Director is hereby granted RSUs as follows:

Date of Grant:	, 20

Vesting Conditions:	Please refer to Section 2 of this Agreement

Total Number of RSUs:

2.	Vesting of RSUs

(a)     Vesting Conditions.     If Director continues to serve on the Board of Directors of the Corporation through the date(s) indicated in Column I below, the RSUs will become non-forfeitable (i.e., “vest”) to the extent indicated in Column II below:

(I)		(II)

If service continues through	then	the % of RSUs which vest is

, 200		100%

[or]

, 200		%

[or]

, 200		%

[or]

, 200		%

Such vesting will occur (to the extent indicated in Column (II) above) at the close of business on the applicable date(s) indicated in Column (I) above. Any RSUs which are not vested on the date Director’s termination of service will be forfeited to the Corporation, unless the Board of Directors in its sole and exclusive discretion determines otherwise.

(b)     Effect of Death (Other Than by Suicide) or Disability.    If Director’s service with the Board of Directors of the Corporation terminates by reason of Director’s death (other than by suicide) or Disability, then any RSUs which are not vested at the time of such termination will become vested automatically.

(c)     Effect of Attaining Age 72.    If Director’s service with the Board of Directors terminates due to Director’s attainment of age 72 pursuant to the provisions of the Corporation’s by-laws, then any RSUs which are not vested at the time of such termination of service will become vested automatically.

(d)     No Forfeiture of Vested RSUs.    Any RSUs which vest pursuant to the preceding provisions of this Section 2 will not thereafter be forfeited.

[(e)    Restrictions Upon Transfer.    The RSUs may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated, other than pursuant to a will or the laws of descent and distribution, until the Corporation has repaid its obligations under the U.S. Treasury Department’s Capital Purchase Program under the Troubled Asset Relief Program (“TARP) as follows: (i) 25% of the RSUs granted will become transferable at the time of repayment of 25% of the aggregate obligations of the Corporation under TARP; (ii) an additional 25% of the RSUs granted (for an aggregate total of 50% of the shares of RSUs granted) will become transferable at the time of repayment of 50% of the aggregate obligations of the Corporation under TARP; (iii) an additional 25% of the shares of RSUs granted (for an aggregate total of 75% of the shares of RSUs granted) will become transferable at the time of repayment of 75% of the aggregate obligations of the Corporation under TARP; and (iv) the remainder of the shares of RSUs granted will become transferable at the time of repayment of 100% of the aggregate obligations of the Corporation under TARP. Any attempted disposition or transfer in violation of this Agreement and the Plan shall be null and void.]

3.	Conversion of RSUs and Issuance of Shares

Upon vesting [and transferability] of the RSUs as set forth in Section 2, one share of the Corporation’s Common Stock shall be issued for each RSU that vests on such vesting date, subject to the terms and conditions of this Agreement and the Plan.

4.	Status of Director

The Director shall not be, or have rights as, a stockholder of the Corporation with respect to any of the shares of Common Stock subject to the RSUs unless the shares underlying the RSUs have been issued and delivered to him or her. The Corporation shall not be required to issue or transfer any certificates for shares of Common Stock for the RSUs until all applicable requirements of law have been complied with and such shares have been duly listed on any securities exchange on which the Common Stock may then be listed.

5.	Dividend Equivalents

The RSUs will be credited with dividend equivalents equal to amount of cash dividend payments that would have otherwise been paid if the shares of the Corporation’s Common Stock represented by the RSUs (including deemed reinvested additional shares attributable to the RSUs pursuant to this paragraph) were actually outstanding. These dividend equivalents will be deemed to be reinvested in additional shares of the Corporation’s Common Stock determined by dividing the deemed cash dividend amount by the Fair Market Value (as defined in the Plan) of a share of the Corporation’s Common Stock on the applicable dividend payment date. Such credited amounts will be added to the RSUs and will become transferable in accordance with Section 2 based on the transferability of the initial RSUs to which they are attributable. In addition, the RSUs will be credited with any dividends or distributions that are paid in shares of the Corporation’s Common Stock represented by the RSUs and will otherwise be adjusted by the Committee for other capital or corporate events as provided for in the Plan.

6.	General Provisions

(a)     Administration, Interpretation and Construction.    The terms and conditions set forth in this Agreement will be administered, interpreted and construed by the Compensation Committee, whose decisions will be final, conclusive and binding on the Corporation, on Director and on anyone claiming under or through the Corporation or Director. Without limiting the generality of the foregoing, any determination as to whether an event has occurred or failed to occur which causes the RSUs to be transferable pursuant to the terms and conditions set forth in this Agreement, will be made in the good faith but absolute discretion of the Compensation Committee. By accepting the transfer of RSUs, Director irrevocably consents and agrees to the terms and conditions set forth in this Agreement and to all actions, decisions and determinations to be taken or made by the Compensation Committee in good faith pursuant to the terms and conditions set forth in this Agreement.

(b)     Withholding.    The Corporation will have the right to withhold from any payments to be made to Director (whether under this Agreement or otherwise) any taxes the Corporation determines it is required to withhold with respect to Director under the laws and regulations of any governmental authority, whether Federal, state or local and whether domestic or foreign, in connection with this Agreement, including, without limitation, taxes in connection with the transfer of RSUs. Failure to submit any such withholding taxes shall be deemed to cause otherwise transferable RSUs not to become transferable.

(c)     Rights Not Assignable or Transferable.    No rights under this Agreement will be assignable or transferable other than by will or the laws of descent and distribution, either voluntarily, or, to the full extent permitted by law, involuntarily, by way of encumbrance, pledge, attachment, levy or charge of any nature except as otherwise provided in this Agreement. Director’s rights under this Agreement will be exercisable during Director’s lifetime only by Director or by Director’s guardian or legal representative.

(d)     Terms and Conditions Binding.    The terms and conditions set forth in the Plan and in this Agreement will be binding upon and inure to the benefit of the Corporation, its successors and assigns, including any assignee of the Corporation and any successor to the Corporation by merger, consolidation or otherwise, and Director, Director’s heirs, devisees and legal representatives.

(e)     No Liability for Good Faith Business Acts or Omissions.    Director recognizes and agrees that the Compensation Committee, the Board, or the officers, agents or employees of the Corporation and its Subsidiaries, in their oversight or conduct of the business and affairs of the Corporation and its Subsidiaries, may in good faith cause the Corporation or a Subsidiary to act, or to omit to act, in a manner that may, directly or indirectly, prevent the RSUs from becoming transferable. No provision of this Agreement will be interpreted or construed to impose any liability upon the Corporation, a Subsidiary, the Compensation Committee, Board or any officer, agent or employee of the Corporation or a Subsidiary, for the inability to transfer RSUs that may result, directly or indirectly, from any such action or omission.

(f)     Recapitalization.    In the event that Director receives, with respect to RSUs, any securities or other property (other than cash dividends) as a result of any stock dividend or split, spin-off, recapitalization, merger, consolidation, combination or exchange of shares or a similar corporate change, any such securities or other property received by Director will likewise be held by the Plan’s agent and be subject to the terms and conditions set forth in this Agreement and will be included in the term “RSUs.”

(g)     Appointment of Agent.    By accepting the transfer of RSUs, Director irrevocably nominates, constitutes, and appoints the Plan’s agent as Executive’s agent for purposes of surrendering or transferring the RSUs to the Corporation upon any forfeiture required or authorized by this Agreement. This power is intended as a power coupled with an interest and will survive Director’s death. In addition, it is intended as a durable power and will survive Director’s disability.

(h)    Legal Representative.    In the event of Director’s death or a judicial determination of Director’s incompetence, reference in this Agreement to Director shall be deemed, where appropriate, to Director’s heirs or devises.

(i)     Titles.    The titles to sections or paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section or paragraph.

(j)     Plan Governs.    The RSUs are being transferred to Director pursuant to and subject to the Plan, a copy of which is available upon request to the Corporate Secretary of the Corporation. The provisions of the Plan are incorporated herein by this reference, and all capitalized terms in this Agreement shall have the same meanings given to such terms in the Plan. The terms and conditions set forth in this Agreement will be administered, interpreted and construed in accordance with the Plan, and any such term or condition which cannot be so administered, interpreted or construed will to that extent be disregarded.

(k)    Complete Agreement.    This instrument contains the entire agreement of the parties relating to the subject matter of this Agreement and supersedes and replaces all prior agreements and understandings with respect to such subject matter. The parties hereto have made no agreements, representations or warranties relating to the subject matter of this Agreement which are not set forth herein or incorporated by reference.

(l)     Amendment; Modification; Wavier.    No provision set forth in this Agreement may be amended, modified or waived unless such amendment, modification or waiver shall be authorized by the Compensation Committee and shall be agreed to in writing, signed by Director and by an officer of the Corporation duly authorized to do so. No waiver by either party hereto of any breach by the other party of any condition or provision set forth in this Agreement to be performed by such other party will be deemed a waiver of a subsequent breach of such condition or provision, or will be deemed a waiver of a similar or dissimilar provision or condition at the same time or at any prior or subsequent time.

(m)    Governing Law.    The validity, interpretation, performance and enforcement of the terms and conditions set forth in this Agreement will be governed by the laws of the State of Georgia, the state in which the Corporation is incorporated, without giving effect to the principles of conflicts of law of that state.

The Corporation has issued the RSUs in accordance with the foregoing terms and conditions and in accordance with the provisions of the Plan. By signing below, Director hereby agrees to the foregoing terms and conditions of the RSUs.

IN WITNESS WHEREOF, Director has set Director’s hand and seal, effective as of the date and year set forth above.

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